Exhibit 21.1

INFOBIRD CO., LTD

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Inforbird Technologies Limited	Hong Kong
Lightyear Technology Pte. Ltd	Singapore
Guangnian Zhiyuan (Beijing) Technology Co., Ltd	PRC